UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
 the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

AKORN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following communication was first sent to employees beginning on April 24, 2017.

Dear colleagues,

This afternoon we announced that we have entered in to an agreement with Fresenius Kabi to combine our two businesses.  Fresenius Kabi will acquire Akorn and we would expect the transaction to close by early 2018.  More details can be found in the joint press release here:

This afternoon we announced that we have entered in to an agreement with Fresenius Kabi to combine our two businesses. Fresenius Kabi will acquire Akorn and we would expect the transaction to close by early 2018. More details can be found in the joint press release here:

http://investors.akorn.com/phoenix.zhtml?c=78132&p=irol-newsArticle&ID=2264189

I recognize that this transaction creates a lot of questions and we have made arrangements for senior leaders to be present tomorrow at most of our sites in the U.S., Switzerland and India to host communications meetings.  Details of these sessions will be emailed and posted shortly.

I am incredibly proud of all of our colleagues and our continued success depends on each of us focusing on delivering our business objectives.  We are committed to communicating as much as possible as we go through this process.

Regards,

Raj Rai

Raj Rai | Chief Executive Officer | Akorn Pharmaceuticals

P 847.279.6155 | F 847.279.6191 | raj.rai@akorn.com

1925 W. Field Court, Suite 300 | Lake Forest, IL 60045 | akorn.com

A D V A N C I N G  T H E  N E W  V I S I O N

This communication is for the sole use of the intended recipient and may contain private, confidential and/or privileged information. If you are not the intended recipient, any dissemination, distribution or copying is strictly prohibited. If you have received this transmission in error, please notify the sender or Akorn immediately and delete the message and all copies and attachments.

Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed acquisition of Akorn, Inc. (“Akorn”) by Fresenius Kabi AG (“Fresenius Kabi”). In connection with the proposed acquisition, Akorn intends to file relevant materials with the United States Securities and Exchange Commission (the “SEC”), including Akorn’s proxy statement in preliminary and definitive form. Shareholders of Akorn are urged to read all relevant documents filed with the SEC, including Akorn’s proxy statement when it becomes available, because they will contain important information about the proposed transaction and the parties to the proposed transaction. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s website at www.sec.gov, or free of charge from Akorn at http://investors.akorn.com/phoenix.zhtml?c=78132&p=irol-sec or by directing a request to Stephanie Carrington, Senior Vice President, ICR at 847-279-6162 or Stephanie.Carrington@icrinc.com.

Participants in the Solicitation
Akorn and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from shareholders of Akorn in favor of the proposed transaction.  Information about Akorn’s directors and executive officers is set forth in Akorn’s Proxy Statement on Schedule 14A for its 2017 Annual Meeting of Shareholders, which was filed with the SEC on March 20, 2017, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on March 1, 2017. These documents may be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants which may, in some cases, be different than those of Akorn’s shareholders generally, will also be included in Akorn’s proxy statement relating to the proposed transaction, when it becomes available.